EXHIBIT 10.1

TAYLOR CAPITAL GROUP, INC.
2011 INCENTIVE COMPENSATION PLAN
FORM OF
2013 LONG TERM INCENTIVE AWARD
NOTICE OF CASH PERFORMANCE AWARD GRANT
Grant Recipient:
You have been granted a cash performance award by Taylor Capital Group, Inc. (the “Company”) under the Taylor Capital Group, Inc. 2011 Incentive Compensation Plan, as the plan may be amended from time to time (the “Plan”), as follows:
Date of Grant:
Restricted Amount:        $

Vesting Schedule:
Except as otherwise provided under the terms and conditions of the 2013 Restricted Cash Award, which is attached hereto and made an integral part hereof (the “2013 Restricted Cash Award”), one-third (1/3) of the Restricted Amount shall vest and become immediately payable on the Date of Grant; an additional one-third (1/3) of the Restricted Amount shall vest and become immediately payable on the first anniversary of the Date of Grant; and the final one-third (1/3) of the Restricted Amount shall vest and become immediately payable on the second anniversary of the Date of Grant, provided in each case that Employee remains in the continuous employment of the Company or a Subsidiary at all times from the Date of Grant through and including each such anniversary of the Date of Grant.

Employee and the Company hereby agree that this award is granted under and governed by the terms and conditions of the 2013 Restricted Cash Award and the Plan. The Company and Employee each agree to be bound by all of the terms and conditions set forth in the 2013 Restricted Cash Award and the Plan. Employee further agrees that this award shall be conditioned on Employee having previously entered into, and complying with, a Confidentiality and Nonsolicitation Agreement with the Company and/or Cole Taylor Bank.
Taylor Capital Group, Inc.
By:
Its: Chairman

TAYLOR CAPITAL GROUP, INC.
2013 RESTRICTED CASH AWARD
In consideration of the premises, mutual covenants and agreements herein, the Taylor Capital Group, Inc. (the “Company) and the Participant (“Employee”) agree as follows:
ARTICLE 1
AWARD
Section 1.1.    Award of Cash. Subject to all of the terms and conditions set forth in this 2013 Restricted Cash Award (the “Agreement”), the Company hereby grants to Employee the right to receive in the future that amount of cash (the “Restricted Amount”) set forth under the heading “Restricted Amount” in Employee’s Notice of Cash Performance Award Grant.
Section 1.2.    Conditions to Award. The award of the Restricted Amount to Employee is conditioned upon Employee, concurrently with the execution of this Agreement, delivering to the Company such documents or agreements as the Company may request. This Award is further conditioned on Employee having previously entered into, and complying with, a Confidentiality and Nonsolicitation Agreement with the Company and/or Cole Taylor Bank (the “Bank”).
Section 1.3.    Subject to Plan. This 2013 Restricted Cash Award is subject to all of the terms and conditions of the Taylor Capital Group, Inc. 2011 Incentive Compensation Plan (as the same may be amended from time to time) (the “Plan”). Any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan. Certain other capitalized terms are defined in Section 4.1 of this Agreement.
ARTICLE 2
RESTRICTIONS
Section 2.1.    Restrictions. The Restricted Amount is being awarded to Employee subject to the following forfeiture and transfer restrictions (collectively, the “Restrictions”).
(a)    Forfeiture. Upon termination of Employee’s employment with the Company and each Subsidiary for any reason or Employee’s failure to comply with the Confidentiality and Nonsolicitation Agreement that Employee entered into with the Company and/or the Bank, any portion of the Restricted Amount which has not been paid (or does not become payable under Section 2.3 hereof) at the effective time of such termination, shall immediately thereafter be forfeited by Employee. Upon any forfeiture of the Restricted Amount under this Section 2.1, the Company will not be obligated to pay Employee any consideration whatsoever for the forfeited Restricted Amount.
(b)    Transfer. Until the date that the Restricted Amount becomes payable, Employee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Amount without the written consent of the Company, which consent may be withheld by the Company in its sole discretion.
Section 2.2.    Lapse of Restrictions. Subject to the other terms of this Agreement, the Restrictions shall lapse with respect to the Restricted Amount awarded hereunder only at the time or times and as to that portion of the Restricted Amount determined in accordance with the Vesting Schedule set forth in Employee’s Notice of Cash Performance Award Grant. To the extent the Restrictions shall have lapsed with respect to the Restricted Amount subject to this Restricted Cash Award, that amount will thereafter be immediately payable.
Section 2.3.    Acceleration of Vesting.
(a)    Notwithstanding the Vesting Schedule set forth in Employee’s Notice of Cash Performance Award Grant, the Restrictions shall lapse with respect to any portion of the Restricted Amount that has not otherwise vested as of the termination of Employee’s employment with the Company and each Subsidiary if such termination is deemed by the Committee to be (i) for reason of Employee’s death or Employee’s Disability or (ii) a termination by the Company without Cause prior to the effective time of the merger (the “Effective Time”) of the Company with and into MB Financial, Inc. pursuant to that certain Agreement and Plan of Merger dated July 14, 2013. The accelerated vesting provided for in this Section 2.3 shall be conditioned on Employee’s compliance with the Confidentiality and Nonsolicitation Agreement that Employee entered into with the Company and/or the Bank and the Restricted Amount not having previously been forfeited pursuant to Section 2.1(a) hereof.

Section 2.4.    Termination of Vesting. In the event Employee’s employment with the Company and each Subsidiary is terminated for any reason, except as provided in Section 2.3 hereof, no further vesting (pro rata or otherwise) shall occur after the occurrence of such event.
Section 2.5.    Leave of Absence. For purposes of this Agreement, Employee’s employment with the Company or any Subsidiary shall not be deemed to terminate if Employee takes any military leave, sick leave, maternity leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less and there is a reasonable expectation that Employee will return to perform services for the Company or any Subsidiary. If Employee does not return to employment by the end of Employee’s leave period, Employee’s employment shall be deemed to have terminated at the end of the leave period.
Section 2.6.    Withholding Taxes. The award of the Restricted Amount to Employee, and the lapse of Restrictions on the Restricted Amount, shall be conditioned on any applicable federal, state and local withholding taxes having been paid by Employee at the appropriate time pursuant to a direct payment of cash or other readily available funds to the Company.
ARTICLE 3
CHANGE IN CONTROL; ADJUSTMENTS
Section 3.1.    Consequences of a Change in Control following the Effective Time. In the event that (i) this Restricted Cash Award is not assumed or substituted for by the resulting or surviving entity (“Successor”) as part of a Change in Control (as defined below), or (ii) Employee’s employment with the Company, each Subsidiary and the Successor is terminated without Cause other than by Employee less than twenty four (24) months after the effective date of a Change in Control, the Restricted Amount shall become payable immediately as of the Acceleration Date (as defined below).
(a)    For purposes of this Restricted Cash Award, the “Acceleration Date” shall mean, in the case of a failure to assume or substitute this Restricted Cash Award as described in clause (i) of the preceding sentence, the date on which the Change in Control occurs, and, in the case of a termination of Employee’s employment without Cause within twenty four (24) months following the effective date of such Change in Control as described in clause (ii) of the preceding sentence, the date of Employee’s termination of employment.
(b)    Notwithstanding any other provision of this Restricted Cash Award to the contrary, whether express or implied, the Committee may, in its sole discretion, by providing at least thirty (30) days prior written notice to Employee, elect to cause the Restricted Amount to become immediately payable effective as of the date of the Change in Control.
Section 3.2.    Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the first to occur, following the Effective Time, of any of the following: (a) a “change in the ownership of MB Financial, Inc.,” a “change in the effective control of MB Financial, Inc.” or a “change in the ownership of a substantial portion of MB Financial, Inc.’s assets,” as those phrases are determined under Code Section 409A.
ARTICLE 4
DEFINITIONS
Section 4.1.    Definitions. For purposes of this Award, the following terms shall have the following meanings:
(a)    “Cause” shall mean termination of Employee’s employment because of Employee’s (i) failure or refusal to perform all or any material portion of Employee’s employment duties (other than any such failure resulting from Employee’s incapacity due to Disability, as defined below), (ii) conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (iii) an act of fraud, embezzlement, theft or dishonesty against the Company or the Bank, (iv) repeated failure or refusal to follow policies or directives established by the Company or the Bank, or (v) a breach or threatened breach of the terms of Employee’s employment agreement or any other agreement between Employee and the Company or the Bank including but not limited to the Confidentiality and Nonsolicitation Agreement between Employee and the Company and/or the Bank.
(b)    “Disability” for the purposes of this Agreement, shall be deemed to have occurred if the Company determines that Employee has a physical or mental impairment, as confirmed by a licensed physician selected by the Company, which renders Employee unable to engage in any substantial gainful activity, and is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months. This definition of “Disability” is intended to comply with Section 409A, and shall be interpreted and administered in accordance with said provisions. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(c)    “Subsidiary” or “Subsidiaries” shall mean any corporation or other entity of which outstanding shares or ownership interests representing fifty percent (50%) or more of the combined voting power of such corporation or other entity entitled to elect the management thereof.
ARTICLE 5
MISCELLANEOUS
Section 5.1.    Administration. This Agreement shall be administered by the Committee or its delegates as provided in Section 4 of the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations, to make such interpretations and determinations, and to take such actions as it may deem necessary, appropriate or advisable for the proper administration of the Plan and any awards granted thereunder, and all rules, regulations, interpretations, determinations and actions shall be binding on all Participants. Benefits under the Plan will be provided only if the Committee decides in its discretion that the applicant is entitled to them.
Section 5.2.    No Guarantee of Employment or Service; Compensation. Nothing in this Agreement or any awards hereunder shall be construed as an employment, consulting or similar contract or enforceable promise for services or any level of compensation between the Company or any Subsidiary and Employee nor shall there be a limitation in any way on the right of the Company or any of its Subsidiaries to terminate Employee’s employment at any time for any reason whatsoever. Any benefit derived under this Agreement shall not be considered compensation for purposes of calculating any severance, resignation, bonus, pension, retirement or similar payments or benefits.
Section 5.3.    No Limitation on Corporate Actions. Nothing in this Agreement or any awards made hereunder shall affect in any way the right or power of the Company shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company or any Subsidiary, or any merger or consolidation of the Company or any Subsidiary, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of the assets or business of the Company, or any Subsidiary, or any other act or proceeding, whether of a similar character or otherwise. Nothing contained in this Agreement or any awards shall be construed to prevent the Company or any Subsidiary from taking any corporate action outside of this Agreement which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under this Agreement. No employee or other person shall have any claim against the Company or any Subsidiary as a result of any such action.
Section 5.4.    Employee. Whenever the word “Employee” is used in any provision of this Agreement, under circumstances where the provision should logically be construed to apply to the estate, personal representative or beneficiary to whom this Award may be transferred by will or by the laws of descent and distribution, the word “Employee” shall be deemed to include such person.
Section 5.5.    Nontransferability of Award. This Award is not transferable by Employee otherwise than by will or the laws of descent and distribution.
Section 5.6.    Entire Agreement; Modification. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and may not be modified, except as provided in a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.
Section 5.7.    Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.
Section 5.8.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable Illinois principles of conflict of laws).
Section 5.9.    Code Section 409A. This Restricted Cash Award is intended to be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”), and shall be administered and interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Restricted Cash Award to the contrary, if any provision of this Restricted Cash Award or the Plan contravenes Section 409A or could cause Employee to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without Employee’s consent (i) modify such provision or (ii) limit or restrict Employee’s rights under such provision to the extent it deems appropriate to comply with Section 409A, or to avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A.
Section 5.10.     Conflicts. In the event of any conflict between the Plan and the terms of this Agreement or the terms of Employee’s Notice of Cash Performance Award Grant, the terms of the Plan control.